EXHIBIT 24.1




                      INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Host America Corporation on Form S-3 of our report dated August 21, 2000, appearing in the Annual Report on Form 10-KSB of Host America Corporation for the years ended June 30, 2000 and June 25, 1999, and our report dated
August 18, 2000, appearing in the Report on Form 8K of Host America Corporation containing the audited financial statements of Lindley Food Service Corporation for the years ended March 31, 2000 and 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


                              /s/ DISANTO BERTOLINE & COMPANY, P.C.

Glastonbury, Connecticut
December 7, 2000